Exhibit 99.1

Waccamaw Bankshares, Inc. Announces Record Earnings and Assets of $304,698,216 for Second Quarter of 2005

          WHITEVILLE, N.C., July 18 /PRNewswire-FirstCall/ -- Waccamaw Bankshares (Nasdaq: WBNK), the parent company of Waccamaw Bank, announced unaudited net income for the quarter ending June 30, 2005 of $726,954, an increase of 22.2% over the $595,044 earned in the same period of 2004. Earnings per share during the most recent quarter were $.16 compared to split adjusted, earnings per share of $.13 for the second quarter of 2004.  Increased earnings for the quarter were primarily due to strong earning asset growth during the quarter. Net interest income, the difference between interest income on earning assets and interest expense on interest bearing liabilities, increased by 37.5% from $1.84 million to $2.53 million during the second quarter.

          Waccamaw Bankshares reported total assets on June 30, 2005 of $304,698,216 reflecting a 38.5% increase over total assets of $220,023,895 reported on June 30, 2004. Total net loans increased by 44.5% on a comparative quarter basis. Total deposits increased 55.5% to $258.2 million, increasing from $166 million on June 30, 2004. Stockholders equity increased 16.1% to $21.1 million on June 30, 2005.

          Commenting on performance, Jim Graham, President and CEO of Waccamaw Bankshares, stated, “We are extremely pleased to end the first half of the year on such a positive note.  It is quite rewarding to pass the $300 million asset milestone at a time we are able to report such substantial increases in net profits.  This improved performance is a tribute to the fine Waccamaw Bank team and the market that we serve.”

          Waccamaw Bankshares, Inc. chairman Alan W. Thompson commented, “We are excited as we look into the future of our banking company.  The strength reported here is quite rewarding as we seek to serve our market with top quality banking services and a top quality staff.  Our mission is to serve the financial needs of coastal Carolina and we look forward to reporting even stronger results in the years to come.”

          Waccamaw Bank, the primary subsidiary of Waccamaw Bankshares, is a state charted bank operating six offices in Whiteville, Wilmington, Shallotte, Holden Beach, Chadbourn, and Tabor City, North Carolina.  The bank recently received approval to open its seventh office in Southport, North Carolina.  In addition to primary banking operations, other related services are provided by Waccamaw Financial Services, an insurance and investment subsidiary.  Common stock of Waccamaw Bankshares is listed on the NASDAQ small capital market and trades under the symbol WBNK.  Additional corporate information, product descriptions, and online services can be located on the Bank’s website at http://www.waccamawbank.com.

          Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition.  Additional factors that could cause actual results to differ materially are discussed in Waccamaw Bankshares Inc.’s recent filings with the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-KSB and its other periodic reports.

SOURCE  Waccamaw Bankshares, Inc.
          -0-                                                          07/18/2005
          /CONTACT:  David Godwin of Waccamaw Bankshares, Inc., +1-910-914-4215/
          /Web site:  http://www.waccamawbank.com